AMENDMENT NO. 3 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO 3 TO FUND PARTICIPATION AGREEMENT “Amendment’) is made as of this 27th day of August 2003, by and between KANSAS CITY LIFE INSURANCE COMPANY (the “Company”), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. (the “Issuer”), the investment advisor of the Issuer, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the “Distributor”).

RECITALS

WHEREAS, the Company, Issuer and ACIM are parties to a certain Fund Participation Agreement dated May 1, 1995, as amended April 9, 1999 and June 15, 2001 (the “Agreement”) in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the “Contracts”);

WHEREAS, since the date of the Agreement, American Century Investment Services, Inc. has become the sole distributor of the Funds; the Issuer and ACIM have agreed to assign all their rights and obligations under the Agreement to the Distributor; and the Distributor has agreed to accept such assignment;

WHEREAS, the Company desires to expand the number of American Century funds made available by the Company to its clients;

WHEREAS, in connection with the expansion of Funds available, the parties have agreed to revise the reimbursement terms and termination provisions as set forth herein; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.           Assignment by Issuer and ACIM. The Issuer and ACIM hereby assign all their rights and obligations under the Agreement to the Distributor and Distributor hereby accepts such assignment. The Company hereby consents to such assignment. From the date of this Amendment, all references to “Issuer” and “ACIM” in the Agreement shall be deemed to refer to the ‘Distributor.”

2.           Addition of Funds. The second “WHEREAS” clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“WHEREAS, the Company wishes to offer as investment options under the Contracts, Class I of the VP Balanced Fund, VP International Fund, VP Capital Appreciation Fund, VP Value Fund, VP Income & Growth Fund, VP Ultra Fund

and VP Vista Fund and Class II of the VP Inflation Protection Fund (the “Funds”), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended.”

3.           Compensation and Expenses. In connection with the addition of Funds available under the Agreement, Section 5(b) 5(f) are hereby deleted in their entirety and the following sections are substituted in lieu thereof:

“(b)           Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the “administrative Services Fee” equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company in Class I shares of the Funds under this Agreement. No Administrative Services fee will be paid on Class I shares of the VP Inflation Protection Fund under this Agreement.

“(c)           In consideration of performance of the Distribution Services specified on EXHIBIT B by the Company, Distributor will pay the Company a fee (the “Distribution Fee”) of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Class II shares of the VP Inflation Protection Fund under this Agreement.

“(d)           For the purposes of computing the payments to the Company contemplated by this Section 5, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company’s aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

(e)           Distributor will calculate the amount of the payments to be made pursuant to this Section 5 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

Kansas City Life Insurance Company
3520 Broadway
Kansas City, 64111
Attn: Gary K. Hoffman

4.           Termination. Section 12(f) is hereby deleted in its entirety and the following section is substituted in lieu thereof:

“(f) upon assignment by either party;”

Section 12(j) is hereby added:

“(j) by a vote of a majority of independent directors of the Funds.”

5.           Successors and Assigns. Section 18 is hereby deleted in its entirety and the following language is substituted in lieu thereof:

“18. Successors and Assigns. This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit of both parties hereto.”

6.           Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

7.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

8.           Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain mamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date first above written.

KANSAS CITY LIFE INSURANCE	AMERICAN CENTURY
COMPANY	INVESTMENT MANAGEMENT, INC.

By:  /s/ William A. Schalekamp                                                         By:  /s/ William M. Lyons
Name: William A. Schalekamp	Name: William M. Lyons
Title:  Senior Vice President                                                               Title:  President

AMERICAN CENTURY VARIABLE                                              AMERICAN CENTURY INVESTMENT
PORTFOLIOS, INC.                                                                           SERVICES, INC.

By:  /s/ William M. Lyons                                                                  By:  /s/ William M. Lyons
Name: William M. Lyons	Name: William M. Lyons
Title:  Executive Vice President                                                         Title:  Executive Vice President

EXHIBIT B

DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Advisor Class shares of the Funds, including, but not limited to, the following:

1.	Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2.           Provide facilities to answer questions from prospective investors about Fund shares.

3.	Assist investors in completing application forms and selecting dividend and other account options.

4.           Provide other reasonable assistance in connection with the distribution of Fund shares.